Exhibit 10.1

SEVERANCE AGREEMENT

THIS SEVERANCE AGREEMENT (this “Agreement”) is made as of June 2, 2003, between On Assignment, Inc., a Delaware corporation (the “Company”), and Dr. Joseph A. Peterson (the “Executive”).

Recitals

A.                                   Pursuant to the terms of that certain offer letter dated June 18, 2001 (as same may have been amended from time to time, the “Offer Letter”), the Executive has been employed by the Company, on at-will basis, as Chief Executive Officer of the Company.

B.                                     By the terms of the Offer Letter, the Company agreed to provide the Executive with certain severance payments and benefits in the event the Executive was terminated without cause within 18 months of his start date, on December 18, 2002 (except in the case of a change of control, in which case the Executive receives the severance payments and benefits as provided in the Company’s existing Change of Control Severance Plan).

C.                                     Since December 18, 2002, the Executive has not had a severance arrangement in place other than in respect of a change of control transaction, and the Company and the Executive desire now, by the execution of this Severance Agreement, to agree upon the terms and conditions of such a severance arrangement.

Agreement

In consideration of the foregoing and the mutual covenants and promises contained herein, the parties agree as follows:

1.                                      Termination.

(a)                                  Events of Termination.  The Executive’s employment with the Company shall cease upon the first of the following events to occur:

(i)                                    The Executive’s death.

(ii)                                The Executive’s voluntary retirement at age 65 or older.

(iii)                            The Executive’s disability, which means his incapacity due to physical or mental illness such that he is unable to perform the essential functions of his previously assigned duties where (1) such incapacity has been determined to exist by either (x) the Company’s disability insurance carrier or (y) by the concurring opinions of two licensed physicians (one selected by the Company and one by the Executive), and (2) the Board has determined, based on competent medical advice, that such incapacity will continue for such period of time of at least six continuous months and that it would have a material adverse effect on the Company.

(iv)                               Termination by the Company by the delivery to the Executive of a written notice from the Board that the Executive has been terminated (“Notice of Termination”) with or without Cause. “Cause” shall mean:

(A)                               The Executive’s (aa) conviction of a felony or a crime involving moral turpitude or his commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Subsidiaries or any of their customers or suppliers or involving harassment or discrimination with respect to any of the Company’s employees, (bb) misappropriation of funds or assets of the Company for personal use or (cc) engaging in any conduct tending to bring the Company or any of its Subsidiaries into public disgrace or disrepute.

(B)                               The Executive’s continued substantial and repeated neglect of his duties, after written notice from the Board, and such failure has not been cured within thirty (30) days after the Executive receives notice thereof from the Board;

(C)                               The Executive’s gross negligence or willful misconduct in the performance of his duties hereunder, after written notice from the Board, and such failure has not been cured within thirty (30) days after the Executive receives notice thereof from the Board; or

(D)                               The Executive’s engaging in conduct constituting a breach of Sections 2 or 3 hereof.

The Executive must be notified in writing (which writing shall specify the cause in reasonable detail) of any termination of his employment for Cause.  The Executive will then have the right, within ten (10) days of receipt of such notice, to file a written request for review by the Company.  In such case, the Executive will be given the opportunity to be heard, personally or by counsel, by the Board and a majority of the Directors must thereafter confirm that such termination is for Cause.

(v)                                   The Executive’s voluntary resignation by the delivery to the Board of a written notice from the Executive that the Executive has resigned.

(b)                                  Rights on Termination.

(i)                                    In the event that Executive’s employment is terminated by the Company without Cause, the Company will continue, for a period of eighteen (18) months commencing on the effective date of the termination (the “Severance Period”), to pay Executive a monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates.  The Company will also pay Executive, on the same monthly or bi-weekly basis over the term of the Severance Period, an amount in the aggregate equal to any bonus earned by Executive in respect of the prior fiscal year, pro-rated from the first day of the current fiscal year through the date of termination.  During the Severance Period, the Company will also pay for Executive’s existing Company insurance coverage.  The payments of Annual Base Salary, pro-rated bonus and insurance premiums in accordance with this Section 1(b)(i) are collectively referred to as “Severance Payments”. This Section 1(b)(i) shall not apply unless the Company and Executive have executed a mutual release in a form mutually acceptable to both the Company and Executive and is subject to paragraph (d) below.  Further, notwithstanding the foregoing, the Company’s obligation to the Executive for Severance Payments or other rights under this Section 1(b)(i) above shall cease if the Executive is in violation of the provisions of Section 3 below.

(ii)                                If the Company terminates Executive’s employment for Cause, or if Executive resigns, the Company’s obligations to pay any compensation or benefits under this Agreement will cease effective the date of termination.  The Executive’s right to receive any other benefits will be determined under the provisions of the applicable plans, programs or other coverages.

(iii)                            If the Executive dies or is disabled (as defined in Section 1(a)(iii)), then the Executive or his estate shall be entitled to any disability income or life insurance payments from any insurance policies (other than any “key man” life insurance policy) paid for by the Company.  In addition, if such death or disability occurs while Executive is employed hereunder, for a period of six (6) months commencing on the date of such death or such disability is established, Executive or his estate shall be entitled to payment of his monthly or bi-weekly portion of the Annual Base Salary on regular salary payment dates.

(iv)                               Until such time as the Executive has received all of his Severance Payments, subject to paragraph (d) below, he will be entitled to continue to receive any health, life, accident and disability insurance benefits provided by the Company to the Executive under this Agreement.

(c)                                  Parachute Limitations.  Notwithstanding any other provision of this Agreement or of any other agreement, contract or understanding heretofore or hereafter entered into by the Executive with the Company or any Subsidiary or Affiliate thereof, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this Section 1(c) (the “Other Agreements”), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any Subsidiary or Affiliate thereof) for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a “Benefit Plan”), if the Executive is a “disqualified individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Executive shall not have any right to receive any payment or benefit under this Agreement, any Other Agreement or any Benefit Plan (i) to the extent that such payment or benefit, taking into account all other rights, payments or benefits to or for the Executive under this Agreement, all Other Agreements and all Benefit Plans, would cause any payment or benefit to the Executive under this Agreement, any Other Agreement or any Benefit Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amount received by the Executive under this Agreement, all Other Agreements and all Benefit Plans would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment that would have the adverse after-tax effect described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive’s sole discretion, to designate those rights, payments or benefits under this Agreement, any Other Agreement and any Benefit Plan that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

(d)                                  Mitigation.  The Company’s obligation to continue to provide the Executive with the Severance Payments pursuant to paragraph (b)(i) above the benefits pursuant to the second sentence of paragraph (b)(iii) above shall cease if the Executive becomes employed by a third party and/or becomes eligible to participate in benefits substantially similar to those provided under this Agreement as a result of the Executive’s subsequent employment during the period that the Executive is entitled to receive Severance Payments.

(e)                                  Liquidated Damages.  The parties acknowledge and agree that damages which will result to the Executive for termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company.

2.                                      Confidential Information; Proprietary Information, etc.

(a)                                  Obligation to Maintain Confidentiality.  The Executive acknowledges that any Proprietary Information disclosed or made available to the Executive or obtained, observed or known by the Executive as a direct or indirect consequence of his employment with or performance of services  for the Company or any of its Affiliates during the course of his performance of services for, or employment with, any of the foregoing Persons (whether or not compensated for such services) and during the period in which the Executive is receiving Severance Payments, are the property of the Company and its Affiliates. Therefore, the Executive agrees that he will not at any time (whether during or after the Executive’s term of employment) disclose or permit to be disclosed to any Person or, directly or indirectly, utilize for his own account or permit to be utilized by any Person any Proprietary Information or Records for any reason whatsoever without the Board’s consent, unless and to the extent that (except as otherwise provided in the definition of Proprietary Information) the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive’s acts or omissions to act. The Executive agrees to deliver to the Company at the termination of his employment, as a condition to receipt of the next or final payment of compensation, or at any other time the Company may request in writing (whether during or after the Executive’s term of employment), all Records which he may then possess or have under his control. The Executive further agrees that any property situated on the Company’s or its Affiliates’ premises and owned by the Company or its Affiliates, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company or its Affiliates and their personnel at any time with or without notice. Nothing in this Section 2(a) shall be construed to prevent the Executive from using his general knowledge and experience in future employment so long as the Executive complies with this Section 2(a) and the other restrictions contained in this Agreement.

(b)                                  Ownership of Property.  The Executive acknowledges that all inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to the Company’s or any of its Affiliates’ actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by the Executive (either solely or jointly with others) while employed by the Company or any of its Affiliates (including any of the foregoing that constitutes any Proprietary Information or Records ) (“Work Product”) belong to the Company or such Affiliate and the Executive hereby assigns, and agrees to assign, all of the above Work  Product to the Company or such Affiliate. Any copyrightable work prepared in whole or in part by the Executive in the course of his work for any of the foregoing entities shall be deemed a “Work made for hire” under the copyright laws, and the Company or such Affiliate shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” the Executive hereby assigns and agrees to assign to Company or such Affiliate all right, title and interest, including without limitation, copyright in and to such copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work. The Executive shall promptly disclose such Work Product and copyrightable work to the Board and perform all actions reasonably requested by the Board (whether during or after the Executive’s term of employment) to establish and confirm the Company’s or its Affiliate’s ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).  Notwithstanding anything contained in this Section 2(b)  to the contrary, the Company’s ownership of Work Product does not apply to any invention that the Executive develops entirely on his own time without using the equipment, supplies or facilities of the Company or its Affiliates or Subsidiaries or any Proprietary Information (including trade secrets), except that the Company’s ownership of Work Product does include those inventions that: (a) relate to the business of the Company or its Affiliates or Subsidiaries or to the actual or demonstrably anticipated research or development relating to the Company’s business; or (b) result from any work that the Executive performs for the Company or its Affiliates or Subsidiaries.

(c)                                  Third Party Information.  The Executive understands that the Company and its Affiliates will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s and its Affiliates’ part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of the Executive’s employment and thereafter, and without in any way limiting the provisions of  Sections 2(a) and 2(b) above, the Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel of the Company or its Affiliates who need to know such information in connection with their work for the Company or its Affiliates) or use, except in connection with his work for the Company or its Affiliates, Third Party Information unless expressly authorized by a member of the Board in writing.

(d)                                  Use of Information of Prior Employers, etc..  The Executive will abide by any enforceable obligations contained in any agreements that the Executive has entered into with his prior employers or other parties to whom the Executive has an obligation of confidentiality.

(e)                                  Compelled Disclosure.  If the Executive is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information or Third Party Information to any Person, the Executive will immediately provide the Company with written notice of the applicable law, regulation or process so that the Company may seek a protective order or other appropriate remedy.  The Executive will cooperate fully with the Company and the Company’s Representatives in any attempt by the Company to obtain any such protective order or other remedy.  If the Company elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that the Executive disclose Proprietary Information or Third Party Information, and if the Executive furnishes the Company with a written opinion of reputable legal counsel acceptable to the Company confirming that the disclosure of such Proprietary Information or Third Party Information is legally required, then the Executive may disclose such Proprietary Information or Third Party Information to the extent legally required; provided, however, that the Executive will use his reasonable best efforts to ensure that such Proprietary Information is treated confidentially by each Person to whom it is disclosed.

3.                                      Noncompetition and Nonsolicitation.

(a)                                  Noncompetition.  As long as the Executive is an employee of the Company or any Affiliate thereof, and for a period extending for eighteen (18) months following the date of termination (the “Noncompete Period”), the Executive shall not, directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business similar to or competing with the business of the Company in the temporary science, clinical lab support and healthcare staffing industries within any geographic area (including the entirety of the United States, Canada and the United Kingdom) in which the Company or its Subsidiaries is conducting business or has conducted business during the Noncompete Period.

(b)                                  Nonsolicitation.  As long as the Executive is an employee of the Company or any Affiliate thereof, and for eighteen (18) months thereafter (i.e., during the Non-Compete Period), the Executive shall not directly or indirectly through another entity: (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way interfere with the relationship between the Company or any Affiliate and any employee thereof; (ii) hire or employ any person who was an employee of the Company or any Affiliate at any time during the nine (9) month period immediately preceding the date of such Executive’s termination; (iii) induce or attempt to induce any customer, client, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, client, supplier, licensee or business relation and the Company or any Affiliate; (iv) call on, solicit or service any Person who was a customer or client of the Company or any Affiliate or (v) call on, solicit or service any Person who was Prospective Client for any purpose which directly or indirectly competes with the business of the Company.  For purposes hereof, a “Prospective Client” means any Person whom the Company or any of its Affiliates has entertained discussions with to become a client or customer at any time during the twelve (12) month period immediately preceding the date of such Executive’s termination.

(c)                                  Acknowledgment.  The Executive acknowledges that in the course of his employment with the Company and its Affiliates, he has and will become familiar with the trade secrets and other Proprietary Information of the Company and its Affiliates.  The Executive further acknowledges that as the Chief Executive Officer of the Company, the Executive has and will have direct or indirect responsibility, oversight or duties with respect to all of the businesses of the Company and its Subsidiaries and its and their current and prospective employees, vendors, customers, clients and other business relations, and that, accordingly, the geographical restriction contained in this Section 3 is reasonable in all respects and necessary to protect the goodwill and Proprietary Information of the Company and that without such protection the Company’s customer and client relations and competitive advantage would be materially adversely affected.  It is specifically recognized by the Executive that his services to the Company and its Subsidiaries are special, unique and of extraordinary value, that the Company has a protectable interest in prohibiting the Executive as provided in this Section 3, that money damages are insufficient to protect such interests, that there is adequate consideration being provided to the Executive hereunder that such prohibitions are necessary and appropriate without regard to payments being made to the Executive hereunder and that the Company would not enter this Agreement with the Executive without the restriction of this Section 3.  The Executive further acknowledges that the restrictions contained in this Section 3 do not impose an undue hardship on him and, since he has general business skills which may be used in industries other than that in which the Company and its Subsidiaries conduct their business, do not deprive the Executive of his livelihood.  The Executive further acknowledges that the provisions of this Section 3 are separate and independent of the other sections of this Agreement.

(d)                                  Enforcement, etc.  If, at the time of enforcement of Section 2 or 3 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances as determined by the court shall be substituted for the stated period, scope or area.  Because the Executive’s services are unique because the Executive has access to Proprietary Information and for the other reasons set forth herein, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, without limiting the generality of Section 6(g), in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(e)                                  Submission to Jurisdiction.  The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to Section 2 and/or 3 of this Agreement in any other court.  The parties hereby waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  The parties hereby agree that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law.

GENERAL PROVISIONS

4.                                      Definitions.

“Affiliate” means, with respect to any particular Person, any other Person controlling, controlled by or under common control with such particular Person.

“Board” means the Board of Directors of the Company.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Proprietary Information” means any and all data and information concerning the business affairs of the Company or any of its Affiliates and not generally known in the industry in which the Company or any of its Affiliates is or may become engaged, and any other information concerning any matters affecting or relating to the Company’s or its Affiliates businesses, but in any event Proprietary Information shall include, any of the Company’s and its Affiliates’ past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to the Company’s or its Affiliates businesses or industries, customers, customer lists, clients, client lists, the prices the Company and its Affiliates obtain or have obtained from the sale of, or at which they sell or have sold, their products, unit volume of sales to past or present customers and clients, or any other information concerning the business of the Company and its Affiliates, their manner of operation, their plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.  Proprietary Information does not include any information which the Executive has obtained from a Person other than an employee of the Company, which was disclosed to him without a breach of a duty of confidentiality.

“Records” means (i) any and all procedure manuals, books, records and accounts; (ii) all property of the Company and its Affiliates, including papers, note books, tapes and similar repositories containing Proprietary Information; (iii) all invoices and commission reports; (iv) customer lists – partial and/or complete; (v) data layouts, magnetic tape layouts, diskette layouts, etc.; (vi) samples; (vii) promotional letters, brochures and advertising materials; (viii) displays and display materials; (ix) correspondence and old or current proposals to any former, present or prospective customer of the Company and its Affiliates; (x) information concerning revenues and profitability and any other financial conditions of the Company and its Affiliates; (xi) information concerning the Company and its Affiliates which was input by the Executive or at his direction, under his supervision or with his knowledge, including on any floppy disk, diskette, cassette or similar device used in, or in connection with, any computer, recording devices or typewriter; (xii) data, account information or other matters furnished by customers of the Company and its Affiliates; and (xiii) all copies of any of the foregoing data, documents or devices whether in the form of carbon copies, photo copies, copies of floppy disks, diskettes, tapes or in any other manner whatsoever.

“Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

5.                                      Notices.  Any notice provided for in this Agreement must be in writing and must be either personally delivered or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

If to the Company:

On Assignment, Inc.

26651 West Agoura Road

Calabasas, CA 91302

Attention:   Compensation Committee of the Board of Directors

Tel:   (818) 878-7900

Fax:  (818) 880-0056

with a copy to:

Hogan & Hartson L.L.P.

555 13th Street, N.W.

Washington, D.C.20004

Attention:   J. Hovey Kemp

Tel:    (202) 637-5623

Fax:   (202) 637-5910

If to the Executive:

On Assignment, Inc.

26651 West Agour Road

Calabasas, CA 91302

Attention:   Dr. Joseph A. Peterson

Tel:    (818) 878-7900

Fax:   (818) 880-0056

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party.  Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five (5) days after deposit in the U.S. mail.

6.                                      General Provisions.

(a)                                  Relationship with Change of Control Severance Plan.  It is acknowledged that the Executive is entitled to the benefits of the Company’s Change in Control Severance Plan with an effective date of February 12, 1998, as amended (the “ASGN Severance Plan”).  The Severance Payments and benefits provided to Executive under this Agreement are not meant to be duplicative of the severance payments, rights and benefits provided to Executive under the ASGN Severance Plan.  To the extent that Executive is entitled to both the Severance Payments hereunder and the severance payments under the ASGN Severance Plan, he shall only be entitled to either this Agreement’s or the ASGN’s Severance Plan’s severance payments and benefits, whichever provides the greater amount or benefit, but not both.

(b)                                  Transfers in Violation of Agreement.  Any Transfer or attempted Transfer of any Executive Stock in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Executive Stock as the owner of such stock for any purpose.

(c)                                  Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

(d)                                  Complete Agreement.  This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

(e)                                  Counterparts: Facsimile Transmission.  This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Each party to this Agreement agrees that it will be bound by its own telecopied signature and that it accepts the telecopied signature of each other party to this Agreement.

(f)                                    Successors and Assigns.  Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Executive and the Company and their respective successors and assigns (including subsequent holders of Executive Stock); provided that the rights and obligations of the Executive under this Agreement shall not be assignable and, provided further that, the rights and obligations of the Company may be assigned to any Affiliate of the Company.

(g)                                 Choice of Law: Jurisdiction. All questions concerning the construction, validity and interpretation of this Agreement and the exhibits hereto will be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.  The parties hereby:  (i)  submit to the jurisdiction of any state or federal court sitting in California in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  The Executive hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.  The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in and other manner provided by law.

(h)                                 Remedies.  Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney’s fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

(i)                                    Amendment and Waiver.  The provisions of this Agreement may be amended or and waived only with the prior written consent of the Company and the Executive.

(j)                                    Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company’s chief executive office is located, the time period shall be automatically extended to the business day immediately following, such Saturday, Sunday or holiday.

(k)                                Termination.  This Agreement shall survive the termination of the Executive’s employment with the Company and shall remain in full force and effect after such termination.

(l)                                    No Waiver.  A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion.  No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

(m)                              Insurance.  The Company, at its discretion, may apply for and procure in its own name for its own benefit life and/or disability insurance on the Executive in any amount or amounts considered available.  The Executive agrees to cooperate in any medical or other examination, supply any information, and to execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance. The Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

(n)                                 Offset.  Whenever the Company or any of its Subsidiaries is obligated to pay any sum to the Executive or any Affiliate or related person thereof pursuant to this Agreement, any bona fide debts that the Executive or such Affiliate or related person owes to the Company or any of its Subsidiaries may be deducted from that sum before payment.

(o)                                  Indemnification and Reimbursement of Payments on Behalf of the Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to the Executive any federal, state, provincial, local or foreign withholding taxes, excise taxes, or employment  taxes (“Taxes”) imposed with respect to the Executive’s compensation or other payments from the Company or any of its Subsidiaries or the Executive ownership interest in the Company, including, but not limited to, wages, bonuses, dividends, the receipt or exercise of stock options and/or the receipt or vesting of restricted stock.

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IN WITNESS WHEREOF,  the parties hereto have executed this Agreement on the date first written above.

On Assignment, Inc.

By:	/s/ Ron Rudolph
	Name:	RON RUDOLPH
	Title:	EXEC. V.P. & CFO

EXECUTIVE

/s/ Joseph A. Peterson
Dr. Joseph A. Peterson